Exhibit 99.1

             Priceline.com Reports 4th Quarter and Year End Results

             Gives Progress Report On Strengthening Core Businesses

      NORWALK, Conn., February 15, 2001 . . . Priceline.com (Nasdaq: PCLN) today reported results for the 4th quarter and year ended December 31, 2000. The Company also gave a progress report on its steps to increase operating efficiencies and strengthen its core businesses, and gave guidance for the first half of 2001.

As the result of significant efficiencies realized in the Company's cost structure as part of its turnaround plan, priceline.com said that it is now targeting a pro forma operating profit (as defined below) in the 2nd quarter 2001. Separately, priceline.com also announced that it had sold $50 million in common stock to its strategic partners, Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.

Revenue in the 4th quarter 2000 was $228.2 million, representing an increase of 34.8% over 4th quarter 1999 revenue of $169.2 million. Full-year 2000 revenue reached $1.24 billion, or 156.1% greater than the $482.4 million reported in 1999.

Pro forma gross profit for the 4th quarter 2000 was $35.1 million, a 45.4% increase over 4th quarter 1999 gross profit of $24.1 million. Pro forma gross margin for the 4th quarter 2000 was 15.4%, compared to 14.2% in 4th quarter 1999. Pro forma gross profit and gross margin exclude supplier warrant charges.

Priceline.com's customer base increased by approximately 884,000 during the 4th quarter 2000, raising the Company's total customer base to almost 9 million. 56% of all purchase offers received by priceline.com in the 4th quarter 2000 came from repeat customers.

Priceline.com's pro forma net loss for the 4th quarter 2000 was $25.0 million, or $0.15 per share, before restructuring and special charges. That compares to a 4th quarter 1999 pro forma net loss of $10.0 million, or a pro forma net loss of $0.06 per share. Pro forma operating loss and net loss are stated before restructuring and special charges and exclude supplier warrant charges, option payroll taxes, stock-based compensation charges and loss on the sale of stock.

During the 4th quarter 2000, priceline.com recognized a $66.8 million charge -- $37.3 million of which was non-cash -- for restructuring and special items in connection with the Company's turnaround plan. These charges pertained to asset impairment associated with the Company's decision to exit certain businesses during the 4th quarter and the closing of licensees and real estate consolidation. Other non-cash charges included an $8.6 million charge in connection with a previously announced agreement with Delta Air Lines, Inc. to amend its warrants to purchase shares of priceline.com common stock and providing for surrender of 825,000 of their 5.5 million priceline.com warrants, $381,000 in other supplier warrant charges and $2.6 million due to the loss on the sale of stock holdings in LastMinute.com and LendingTree. The 4th quarter charges also reflect expenses under severance and retention plans described below.

Commenting on the results, Priceline.com President and CEO Daniel H. Schulman stated, "The 4th quarter was difficult for priceline.com. In addition to being our seasonally weakest quarter, priceline.com was adversely affected by the closing of WebHouse Club, negative news stories about customer satisfaction and the difficulties of other e-commerce businesses."

Mr. Schulman continued, "Priceline.com's management never doubted the viability and promise of our business. We committed to executing a 6-point plan that would motivate and retain our employees, strategically refocus our resources on our core products, with a particular emphasis on travel, strengthen our product offerings and customer service, strengthen our international relationships, manage our business toward profitability, and strengthen our balance sheet. Over the past months, priceline.com has executed on its plan and has made significant strides in each of these areas."

Significant accomplishments in priceline.com's 6-point plan include:

      1) Motivate and retain employees. As previously announced, priceline.com realigned its management team for more effective direction and execution, as well as an increased focus on travel products and customer care. Priceline.com strengthened its senior management with the promotion of Jeffery Boyd to Chief Operating Officer and the addition of Robert Mylod as Chief Financial Officer. The Company also implemented an employee compensation and retention plan, comprised primarily of new equity incentives. To make options available under the Company's plan, priceline.com's top executives returned 8.9 million stock options to the general employee option pool and, in return, received 4.9 million shares of restricted stock. Certain loans to those executives, which were repayable from the proceeds of returned options, were forgiven. Other managers received one-time retention bonuses and employees generally received new option grants. The Company's 4th quarter special charges include accruals for retention payments and loan forgiveness, including the loan forgiveness to the Company's former CFO announced last quarter.

      2) Refocus on its core businesses, particularly travel. Priceline.com evaluated each of its existing and planned businesses in terms of their unique customer proposition and ability to be profitable in 12 months. As a result, the Company closed its auto insurance, life insurance, business-to-business and wireless initiatives in order to focus on its promising travel business which it believes can drive the company to operating profitability on its own.

      3) Strengthen priceline.com's product offerings and customer service. Since the end of the 3rd quarter, priceline.com has made significant enhancements to the functionality, clarity, speed and convenience of its website. For example, priceline.com reduced response times to customer offers from 60 minutes to an average of 4 minutes and implemented search criteria that guaranteed customers who requested it no more than 1 connection per leg of a trip with a maximum of a 3 hour stop. Through improvements in website disclosure, IVR enhancements and self-service initiatives, the number of customer service contacts per unit sold has dropped over 50% from September and October levels. In recognition of priceline.com's efforts and progress in this regard, priceline.com was reinstated to the Better Business Bureau in December.

      4) Strengthen priceline.com's international relationships. During the 4th quarter, priceline.com streamlined its international initiatives to concentrate on Asia and Europe. Priceline.com's European licensee recently launched in the UK and received an additional $25 million in funding from General Atlantic Partners. Separately, priceline.com announced today a strategic investment by Hutchison-Whampoa, its co-investor in its Asian licensee.

      5) Priceline.com's commitment to profitability. Priceline.com has significantly improved its cost structure by consolidating real estate, reducing headcount and driving other administrative cost reductions. In total, priceline.com has reduced its headcount from a high of 538 at the beginning of the 4th quarter 2000 to 370 as of today, including some additional reductions in headcount in the 1st quarter of 2001. The Company believes these steps have significantly reduced administrative costs.

      6) Strengthen priceline.com's balance sheet. Today, in a separate release, priceline.com's strategic partners, Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, announced that they had made a $50 million investment in priceline.com. The two companies also said that they had entered into a separate agreement today to purchase approximately $24 million worth of priceline.com common stock from Jay S. Walker. Hutchison Whampoa will also receive a seat on the priceline.com board.

            Priceline.com's balance sheet also was favorably impacted by the restructuring of its outstanding preferred stock, announced last week. The restructuring reduced priceline.com's outstanding preferred stock by $280 million and significantly reduced the Company's ongoing dividends.

Looking forward, priceline.com's Chairman, Richard S. Braddock, said "priceline.com has experienced a significant increase in revenue in the first six weeks of 2001, driven in part by seasonal factors, compared to levels toward the end of the 4th quarter. We therefore believe that we will have sequential 1st quarter revenue growth of approximately 15% to 20% and sequential 2nd quarter revenue growth of approximately 10% to 15%." Priceline.com is targeting a pro forma net loss per share in the 1st quarter of between $0.05 and $0.07 per share. Priceline.com announced that it expects it will have pro forma operating profit in the 2nd quarter. Pro forma operating profit excludes restructuring and special charges, supplier warrant charges, option payroll taxes and stock-based compensation charges.

"We remain excited about the future of our business," said Mr. Braddock. "With the changes we are making, and the strong alliances we have with our supplier partners and investment partners like Hutchison Whampoa and Cheung Kong, General Atlantic and Delta, Priceline.com is in position to be not just one of the survivors, but profitable in the short-term and long-term one of the winners in the Internet space."

      About priceline.com

Priceline.com is the Name Your Own Price(sm) Internet pricing system that provides services across four broad product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars; and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees. In these arrangements, priceline.com generally receives royalties for licensing its intellectual property. Priceline.com also holds securities carrying the right to purchase a significant equity stake in the licensees under certain conditions. Unless those rights are exercised, the results of licensee operations will not be included in priceline.com's financial statements.

                                      # # #

For press information, contact:     priceline.com
                                    Brian Ek, 203/299-8167
                                    brian.ek@priceline.com

Information about Forward Looking Statements

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: adverse changes in the Company's relationships with airlines and other product and service providers; inability to successfully expand the Company's business model both horizontally and geographically; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.

                                                             [LOGO]Priceline.com

priceline.com - 2000 FOURTH QUARTER FINANCIAL DATA SUPPLEMENT

--------------------------------------------------------------------------------

                                                           Page Number
                                                           -----------
priceline.com Financials

     Pro Forma Condensed Statement of Operations                1

     Condensed Balance Sheet                                    2

Offer and Customer Activity                                     3

Product Detail

     Air                                                        4

     Hotels                                                     5

     Rental Cars                                                6

--------------------------------------------------------------------------------

This supplement is unaudited and intended as a supplement to, and should be read in conjunction with, the Company's audited financial statements and the notes thereto filed with the SEC on Form 10-K and quarterly financial statements filed with the SEC on Form 10-Q. Certain data have been reclassified in order to conform historical information in a manner consistent with current presentation and has not been audited in this form. Certain presentations within this supplement are not consistent with Generally Accepted Accounting Principles.

--------------------------------------------------------------------------------
priceline.com Inc.
--------------------------------------------------------------------------------
Pro Forma Condensed Statement of Operations
In thousands, except per share amounts
(Unaudited)


Income Statement Analysis                    1Q99          2Q99         3Q99          4Q99          1Q00         2Q00
-------------------------                ------------  ------------  ------------  -----------  ------------  -----------
Revenues                                      $49,411      $111,564      $152,222     $169,213      $313,798     $352,095

Cost of Revenues
    Product costs                              43,659       100,664       133,628      145,105       264,771      296,919
                                         ------------  ------------  ------------  -----------  ------------  -----------
Total Cost of Revenues                         43,659       100,664       133,628      145,105       264,771      296,919

                       Gross Profit            $5,752       $10,900       $18,594      $24,108       $49,027      $55,176
                                         ------------  ------------  ------------  -----------  ------------  -----------

Expenses:
  Advertising                                  11,796         8,980         9,504       10,404        20,339       13,826
  Sales and Marketing                           5,342         8,753        11,909       12,889        20,110       23,791
  General and Administrative                    3,667         5,503         6,843        9,784        12,704       15,222
  Systems and Business Development              2,184         3,469         4,593        3,777         5,868        6,695
                                         ------------  ------------  ------------  -----------  ------------  -----------

  Total Operating Expenses                    $22,989       $26,705       $32,849      $36,854       $59,021      $59,534

Operating Loss                               ($17,237)     ($15,805)     ($14,255)    ($12,746)      ($9,994)     ($4,358)

Interest Income                                   458         1,929         2,356        2,758         2,715        2,725
                                         ------------  ------------  ------------  -----------  ------------  -----------

Net Loss                                     ($16,779)     ($13,876)     ($11,899)     ($9,988)      ($7,279)     ($1,633)
                                         ============  ============  ============  ===========  ============  ===========

Pro Forma Net Loss per Share                   ($0.18)       ($0.10)       ($0.08)      ($0.06)       ($0.04)      ($0.01)
                                         ============  ============  ============  ===========  ============  ===========

     Recurring Supplier Warrant Costs            (381)         (381)         (381)        (380)         (381)        (381)
     One-Time Supplier Warrant Costs                0             0       (88,389)  (1,099,443)            0            0
     Restructuring charge                           0             0             0            0             0            0
     Special charge                                 0             0             0            0             0            0
     Other Expense                                  0             0             0         (381)            0            0
     Stock Based Compensation                       0             0             0            0             0            0
     Option Payroll Taxes                           0             0        (1,547)        (265)       (5,907)      (2,507)
     Preferred Stock Dividend                       0             0             0            0             0       (7,191)
     WebHouse Club Warrants                         0             0             0      189,000             0            0
     Gain/(Loss) on Sale of Stock                   0             0             0            0             0            0
     Accretion on Preferred Stock              (8,354)            0             0            0             0            0
                                         ------------  ------------  ------------  -----------  ------------  -----------

Net Loss                                     ($25,514)     ($14,257)    ($102,216)   ($921,457)     ($13,567)    ($11,712)

Net Loss Applicable to Common Shareholders     ($0.27)       ($0.10)       ($0.71)      ($5.91)       ($0.08)      ($0.07)

Weighted average common shares                 94,939       142,320       144,501      156,032       166,467      165,399
Common Shares Outstanding, end of period      142,320       142,320       146,427      163,867       170,162      166,549

---------------------------------------------------------------------------------------------------------------------------

Gross Margin                                    11.6%          9.8%         12.2%        14.2%         15.6%        15.7%

                                                                           4Q00 vs.                                 12 mos. 2000 vs.
Income Statement Analysis                     3Q00         4Q00              4Q99      12 mos. 1999  12 mos. 2000     12 mos. 1999
-------------------------                 ------------  -----------     -------------  ------------  ------------   ----------------
Revenues                                      $341,334     $228,169               35%      $482,410    $1,235,396             156%

Cost of Revenues
    Product costs                              286,899      193,115               33%       423,056     1,041,704             146%
                                          ------------  -----------                    ------------  ------------
Total Cost of Revenues                         286,899      193,115               33%       423,056     1,041,704             146%

                       Gross Profit            $54,435      $35,054               45%       $59,354      $193,692             226%
                                          ------------  -----------                    ------------  ------------

Expenses:
  Advertising                                   14,175       18,865               81%        40,684        67,205              65%
  Sales and Marketing                           21,394       15,633               21%        38,893        80,928             108%
  General and Administrative                    11,934       12,334               26%        25,797        52,194             102%
  Systems and Business Development              11,420       15,209              303%        14,023        39,192             179%
                                          ------------  -----------                    ------------  ------------

  Total Operating Expenses                     $58,923      $62,041               68%      $119,397      $239,519             101%

Operating Loss                                 ($4,488)    ($26,987)             112%      ($60,043)     ($45,827)            -24%

Interest Income                                  2,264        1,983              -28%         7,501         9,687              29%
                                          ------------  -----------                    ------------  ------------

Net Loss                                       ($2,224)    ($25,004)             150%      ($52,542)     ($36,140)            -31%
                                          ============  ===========                    ============  ============

Pro Forma Net Loss per Share                    ($0.01)      ($0.15)             132%        ($0.39)       ($0.22)            -45%
                                          ============  ===========                    ============  ============

     Recurring Supplier Warrant Costs             (381)        (381)               0%        (1,523)       (1,524)              0%
     One-Time Supplier Warrant Costs                 0       (8,595)             -99%    (1,187,832)       (8,595)            -99%
     Restructuring charge                            0      (32,006)                -             -       (32,006)               -
     Special charge                                  0      (34,824)                -             -       (34,824)               -
     Other Expense                                   0            0                 -          (381)            -            -100%
     Stock Based Compensation                        0       (1,711)                -             -        (1,711)               -
     Option Payroll Taxes                         (349)         (25)             -91%        (1,812)       (8,788)            385%
     Preferred Stock Dividend                   (7,191)           0                 -             -       (14,382)               -
     WebHouse Club Warrants                   (189,000)           0                 -       189,000      (189,000)           -200%
     Gain/(Loss) on Sale of Stock                   32       (2,590)                -             -        (2,558)               -
     Accretion on Preferred Stock                    0            0                 -        (8,354)            -            -100%
                                          ------------  -----------                    ------------  ------------

Net Loss                                     ($199,113)   ($105,136)             -89%   ($1,063,444)    ($329,528)            -69%

Net Loss Applicable to Common Shareholders      ($1.19)      ($0.62)             -89%        ($7.90)       ($1.97)            -75%

Weighted average common shares                 167,059      168,662                8%       134,622       166,952              24%
Common Shares Outstanding, end of period       167,806      168,898                3%       163,867       168,898               3%

------------------------------------------------------------------------------------------------------------------------------------

Gross Margin                                     15.9%        15.4%                           12.3%         15.7%

priceline.com Inc.
--------------------------------------------------------------------------------
Condensed Balance Sheet
In thousands
(Unaudited)

 ASSETS                                                            3/31/1999         6/30/1999        9/30/1999        12/31/1999
                                                                 --------------    --------------   --------------    --------------
 CURRENT ASSETS:
        Cash and cash equivalents                                      $30,594          $142,803         $115,470          $133,172
        Short-term investments                                               -             9,307           77,446            38,771
        Proceeds receivable from sale of common stock                  149,040                 -                -                 -
        Accounts receivable, net of allowance for doubtful accounts      9,916            22,684           27,486            21,289
        Related party receivable                                         1,274             1,384            3,371               508
        Prepaid expenses and other current assets                        6,565             7,339           10,463            17,999
                                                                 --------------    --------------   --------------    --------------
             Total current assets                                     $197,389          $183,517         $234,236          $211,739

 PROPERTY AND EQUIPMENT, net                                            10,010            15,311           20,611            28,006
 RELATED PARTY RECEIVABLE                                                    -             4,375            9,113             8,838
 WARRANTS TO PURCHASE COMMON STOCK OF LICENSEES                              -                 -                -           189,000
 OTHER ASSETS                                                            2,340             1,592            3,105             4,303
                                                                 --------------    --------------   --------------    --------------

        TOTAL ASSETS                                                 $ 209,739         $ 204,795        $ 267,065         $ 441,886
                                                                 ==============    ==============   ==============    ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
        Accounts payable                                               $13,052           $26,934          $32,874           $24,302
        Preferred stock dividends payable                                    -                 -                -                 -
        Accrued expenses                                                 8,913             6,404           10,177            13,695
        Other current liabilities                                          135               136              651             1,253
                                                                 --------------    --------------   --------------    --------------
             Total current liabilities                                 $22,100           $33,474          $43,702           $39,250

        LONG-TERM DEBT - net                                               990                 -                -                 -

        Capital lease obligations                                           19                12                5                 -
                                                                 --------------    --------------   --------------    --------------

             Total liabilities                                         $23,109           $33,486          $43,707           $39,250
                                                                 --------------    --------------   --------------    --------------

 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                          -                 -                -                 -
                                                                 --------------    --------------   --------------    --------------

 STOCKHOLDERS' EQUITY:
        Preferred stock                                                      -                 -                -                 -
        Common stock                                                     1,139             1,139            1,171             1,311
        Treasury stock                                                       -                 -                -                 -
        Additional paid-in capital                                     327,945           326,881          481,113         1,581,708
        Deferred compensation                                                -                 -                -                 -
        Accumulated other comprehensive income                               -                 -                -                 -
        Accumulated deficit                                           (142,454)         (156,711)        (258,926)       (1,180,383)
                                                                 --------------    --------------   --------------    --------------
             Total stockholders' equity                                186,630           171,309          223,358           402,636
                                                                 --------------    --------------   --------------    --------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $209,739          $204,795         $267,065          $441,886
                                                                 ==============    ==============   ==============    ==============

 ASSETS                                                               3/31/2000        6/30/2000        9/30/2000      12/31/2000
                                                                    ---------------  --------------   --------------  --------------
 CURRENT ASSETS:
        Cash and cash equivalents                                         $125,855         $95,434         $104,501         $90,592
        Short-term investments                                              23,625          43,273           26,122          10,391
        Proceeds receivable from sale of common stock                            -               -                -               -
        Accounts receivable, net of allowance for doubtful accounts         52,751          38,993           24,199          13,889
        Related party receivable                                               108           3,771            5,532               -
        Prepaid expenses and other current assets                           15,782          27,182           20,755          15,790
                                                                    ---------------  --------------   --------------  --------------
             Total current assets                                         $218,121        $208,653         $181,109        $130,662

 PROPERTY AND EQUIPMENT, net                                                37,130          41,592           46,257          37,083
 RELATED PARTY RECEIVABLE                                                   13,404          15,789           15,089           3,503
 WARRANTS TO PURCHASE COMMON STOCK OF LICENSEES                            189,000         192,250            3,250           3,250
 OTHER ASSETS                                                               25,062          34,554           39,868          20,580
                                                                    ---------------  --------------   --------------  --------------

        TOTAL ASSETS                                                     $ 482,717       $ 492,838        $ 285,573       $ 195,078
                                                                    ===============  ==============   ==============  ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
        Accounts payable                                                   $59,411         $73,292          $59,447         $40,691
        Preferred stock dividends payable                                        -           7,191           14,382
        Accrued expenses                                                    13,766          15,998           17,324          38,280
        Other current liabilities                                            4,280           4,454            3,739           5,434
                                                                    ---------------  --------------   --------------  --------------
             Total current liabilities                                     $77,457        $100,935          $94,892         $84,405

        LONG-TERM DEBT - net                                                     -               -                -               -

        Capital lease obligations                                                -               -                -               -
                                                                    ---------------  --------------   --------------  --------------

             Total liabilities                                             $77,457        $100,935          $94,892         $84,405
                                                                    ---------------  --------------   --------------  --------------

 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                              -         359,580          359,580         359,580
                                                                    ---------------  --------------   --------------  --------------

 STOCKHOLDERS' EQUITY:
        Preferred stock                                                          -               -                -               -
        Common stock                                                         1,361           1,380            1,390           1,454
        Treasury stock                                                           -        (359,580)        (359,580)       (326,633)
        Additional paid-in capital                                       1,591,880       1,593,961        1,595,228       1,618,956
        Deferred compensation                                                    -               -                -         (13,053)
        Accumulated other comprehensive income                               5,969           2,224           (1,162)         (1,156)
        Accumulated deficit                                             (1,193,950)     (1,205,662)      (1,404,775)     (1,528,475)
                                                                    ---------------  --------------   --------------  --------------
             Total stockholders' equity                                    405,260          32,323         (168,899)       (248,907)
                                                                    ---------------  --------------   --------------  --------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $482,717        $492,838         $285,573        $195,078
                                                                    ===============  ==============   ==============  ==============

priceline.com Inc.
--------------------------------------------------------------------------------
Offer and Customer Activity


Unique Offers:               1Q99            2Q99            3Q99          4Q99           1Q00           2Q00          3Q00
--------------           -------------  ---------------  -------------  ------------   ------------  -------------  ------------
New Customer Offers           500,156          748,454        908,201       892,029      1,504,685      1,509,416     1,344,025
Repeat Customer Offers        150,305          258,702        408,393       475,699        833,388        964,350     1,417,840
        Total Unique Offers   650,461        1,007,156      1,316,594     1,367,728      2,338,073      2,473,766     2,761,865

Repeat customer offers/         23.1%            25.7%          31.0%         34.8%          35.6%          39.0%         51.3%
     total unique offers

Customers
New Customers                 500,156          748,454        908,201       892,029      1,504,685      1,509,416     1,344,025

Cumulative Customers        1,203,988        1,952,442      2,860,643     3,752,672      5,257,357      6,766,773     8,110,798

                                             4Q00 vs.                                            12 mos. 2000 vs.
Unique Offers:                 4Q00            4Q99        12 mos. 1999        12 mos. 2000        12 mos. 1999
--------------              ------------   -------------  ------------------------------------  --------------------
New Customer Offers             883,862             -1%         3,048,840           5,241,988                   72%
Repeat Customer Offers        1,122,766            136%         1,293,099           4,338,344                  235%
        Total Unique Offers   2,006,628             47%         4,341,939           9,580,332                  121%

Repeat customer offers/           56.0%
     total unique offers

Customers
New Customers                   883,862             -1%         3,048,840           5,241,988                   72%

Cumulative Customers          8,994,660            140%

priceline.com Inc.
--------------------------------------------------------------------------------
Air


                          1Q99         2Q99          3Q99           4Q99           1Q00           2Q00           3Q00
                        ----------   ----------  -------------  -------------  -------------  -------------  --------------
Tickets Sold              186,521      440,339        623,848        707,343      1,250,416      1,288,592       1,290,096

Net Unique Offers         570,947      822,887      1,077,111      1,129,711      1,820,918      1,753,273       1,756,236
Offers Booked             108,917      280,471        397,355        442,089        801,204        869,408         886,135
Bind Rate                   19.1%        34.1%          36.9%          39.1%          44.0%          49.6%           50.5%

                                      4Q00 vs.                                             12 mos. 2000 vs.
                         4Q00           4Q99         12 mos. 1999       12 mos. 2000         12 mos. 1999
                     -------------  -------------  -----------------  -----------------  ---------------------
Tickets Sold              809,327            14%          1,958,051          4,638,431                   137%

Net Unique Offers       1,242,967            10%          3,600,656          6,573,394                    83%
Offers Booked             590,088            33%          1,228,832          3,146,835                   156%
Bind Rate                   47.5%                             34.1%              47.9%

bind rate = offers booked/net unique offers

Air product was launched on April 6, 1998
priceline.com Inc.
--------------------------------------------------------------------------------
Hotels


                              1Q99         2Q99          3Q99         4Q99          1Q00         2Q00           3Q00
                            ----------  ------------  -----------  -----------   -----------  -----------   -------------
Room Nights Sold               45,580        92,134      179,508      192,795       409,514      432,463         526,450

Net Unique Offers              68,740       168,543      220,613      208,991       383,708      431,249         511,396
Offers Booked                  15,717        36,854       78,047       83,824       180,343      195,517         244,655
Bind Rate                       22.9%         21.9%        35.4%        40.1%         47.0%        45.3%           47.8%

                                          4Q00 vs.                                               12 mos. 2000 vs.
                            4Q00            4Q99         12 mos. 1999        12 mos. 2000          12 mos. 1999
                        --------------  -------------  ------------------  ------------------  ----------------------
Room Nights Sold              367,372            91%             510,017           1,735,799                    240%

Net Unique Offers             373,826            79%             666,887           1,700,179                    155%
Offers Booked                 180,364           115%             214,442             800,879                    273%
Bind Rate                       48.2%                              32.2%               47.1%

bind rate = offers booked/net unique offers

Hotel product was launched on October 28, 1998
priceline.com Inc.
--------------------------------------------------------------------------------
Rental Cars


                            1Q99         2Q99        3Q99         4Q99         1Q00           2Q00          3Q00         4Q00
                         -----------  -----------  ----------   ----------  ------------   -----------   -------------------------
Days Sold                         -            -           -            -       229,998       429,622        579,866      522,242

Net Unique Offers                 -            -           -            -        90,639       175,878        217,760      231,041
Offers Booked                     -            -           -            -        37,706        70,351        107,058       93,515
Bind Rate                         -            -           -            -         41.6%         40.0%          49.2%        40.5%

                          Q400 vs.                                                   12 mos. 2000 vs.
                            4Q99           12 mos. 1999         12 mos. 2000           12 mos. 1999
                        --------------  -------------------  -------------------   ----------------------
Days Sold                           -                    -            1,761,728                        -

Net Unique Offers                   -                    -              715,318                        -
Offers Booked                       -                    -              308,630                        -
Bind Rate                           -                    -                43.1%                        -

bind rate = offers booked/net unique offers

Rental Car product was launched on February 3, 2000